Filed Pursuant to Rule 424(b)(5)

Registration No. 333-228926

Prospectus Supplement

(To Prospectus Dated January 30, 2019)

Up to $10,000,000

Common Shares

This prospectus supplement amends and supplements the information in the prospectus, dated January 30, 2019, filed as a part of our registration statement on Form S-3 (File No. 333-228926), or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

Under the Prior Prospectus, we initially registered up to $50,000,000 of our common shares, without par value, for offer and sale pursuant to a Controlled Equity OfferingSM Sales Agreement, dated December 20, 2018, or the Sales Agreement, between us and Cantor Fitzgerald & Co., or Cantor.  As of March 22, 2019, we have not sold any of our common shares under the Sales Agreement pursuant to the Prior Prospectus.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Prior Prospectus. The aggregate market value of our common shares held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $52,039,307.69, which was calculated based on 48,634,867 outstanding common shares held by non-affiliates on March 22, 2019 at a price of $1.07 per share, the closing price of our common shares on January 25, 2019. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we are decreasing the number of common shares that we are offering pursuant to the Sales Agreement, such that we are registering the offer and sale of our common shares having an aggregate offering price of up to $10 million from time to time through Cantor.

Our common shares are listed on the NYSE American and the TSX Venture Exchange under the symbol “ZOM.” On March 22, 2019, the last reported sale price of our common shares on the NYSE American was $0.65 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 25, 2019.